                                                           EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               Three Months Ended    Nine Months Ended
                                                  December 31,          December 31,
                                               ------------------   ------------------
                                                2001        2000     2001        2000
                                               ------      ------   ------      ------
                                                        (Dollars in Millions)

Consolidated income before income taxes and
   equity in net loss of subsidiary..........  $  154      $   31   $  272      $  115
                                               ------      ------   ------      ------
Fixed charges:
   Interest..................................     244         383      808       1,078
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................       2           2        5           5
                                               ------      ------   ------      ------

Total fixed charges..........................     246         385      813       1,083
                                               ------      ------   ------      ------
Earnings available
   for fixed charges.........................  $  400      $  416   $1,085      $1,198
                                               ======      ======   ======      ======

Ratio of earnings to
   fixed charges<F1>.........................    1.63        1.08     1.33        1.11
                                               ======      ======   ======      ======

-----------------
<F1>  TMCC has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 8 - Commitments and Contingent
Liabilities of the Consolidated Financial Statements.  As of
December 31, 2001, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.